Exhibit 99.1

rue21, inc. Announces Third Quarter Fiscal Year 2012 Financial Results

Net Sales Up 15.6% for the Quarter and 17.1% for the Year

GAAP EPS $0.33; Adjusted EPS $0.41

Warrendale, PA – November 28, 2012 – rue21, inc. [NASDAQ: RUE] today announced sales and earnings results for the third quarter ended October 27, 2012.

Third Quarter and Fiscal Year-to-Date Summary:

Net sales for the third quarter of fiscal 2012 increased 15.6% to $225.2 million, driven by new store growth and comparable store sales growth of 0.2%. Gross margin for the third quarter was 37.8% of sales, compared to 36.7% in the same period last year. The increase was driven by merchandise margin improvement of 120 bps. Net income and diluted earnings per share for the third fiscal quarter was impacted by a $2.9 million pre-tax litigation expense, or approximately $0.08 per share, related to the prospective settlement and related costs of wage and hour claims in California. When excluding this item, adjusted net income for the third quarter was $10.0 million and adjusted diluted earnings per share were $0.41, a 17% increase over $0.35 per share in the third quarter of 2011. The Company opened 29 new stores in the third quarter of fiscal year 2012.

For the first nine months of fiscal 2013, net sales were $632.8 million, a 17.1% increase over last year, and comparable store sales increased 0.8% over the same period last year. Gross margin for the first nine months was 38.6% of sales versus 38.2% for the comparable period last year. Adjusted net income for the period increased 17.9% to $30.7 million. The Company opened 108 new stores in the first nine months of fiscal year 2012.

The Company ended the third quarter with approximately $44.3 million in cash and short term investments on its balance sheet.

A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements included with this release.

Bob Fisch, rue21’s President and CEO, stated: “We executed our plan for the third quarter and continued our history of quality top and bottom line earnings growth, highlighted by a record third quarter gross margin. We achieved strong positive comp store sales growth above our plan in the junior’s sportswear division, which is our largest category and will benefit the overall business going forward. Even more exciting for rue, our 2012 new stores have given us some of the best performances of any stores in our history and we have already secured store locations in 2013 in markets similar to those that opened with such success this past year.”

Stock Repurchase Program:

During the third quarter of fiscal 2012, the Company repurchased 332,200 shares for $9.2 million. The stock repurchase program had a positive impact of $0.01 per share on diluted earnings per share in the third quarter. At the end of the third quarter, $27.8 million of the $50 million stock repurchase program remained available for future share repurchases. Under the 2012 share repurchase program, the Company may repurchase shares in the open market at current market prices at the time of purchase or in privately negotiated transactions. The timing and actual number of shares repurchased under the program will depend on a variety of factors including price, corporate and regulatory requirements, and other market and business conditions. The Company may suspend or discontinue the program at any time, and may thereafter reinstitute purchases, all without prior announcement.

2012 Outlook:

The Company is raising its prior guidance and expects adjusted diluted earnings per share to be in the range of $1.83 to $1.86 as compared to $1.55 in fiscal 2011. This incorporates 25.0 million average diluted shares expected for fiscal 2012 as compared to 25.1 million average diluted shares in fiscal 2011. This guidance is based on low single digit comparable store sales in the fourth quarter. Diluted earnings per share for the fourth quarter are expected to be in the range of $0.60 to $0.63 compared to $0.52 in the fourth quarter of fiscal 2011.

Mr. Fisch continued: “We are very focused on achieving our results for the fourth quarter and we were excited by the record sales gains we achieved over the Thanksgiving holiday weekend without increasing our promotional cadence from last year. We have great momentum going into December in addition to strong opportunities and initiatives that we believe will bring us a very happy holiday season and position us well for 2013.”

Conference Call Information:

A conference call to discuss third quarter fiscal 2012 financial results is scheduled for today, November 28, 2012 at 4:30 PM Eastern Time. To participate, dial toll-free (877) 795-3648 or 1-719-325-4841 (international). The conference call will also be webcast live at www.rue21.com under the Investor Relations section. A replay of this call will be available on the Investor Relations section of the Company’s website, www.rue21.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About rue21, inc.

rue21 is a leading specialty apparel retailer offering exclusive branded merchandise and the newest trends at a great value. rue21 currently operates 879 stores in 47 states. Learn more at www.rue21.com

Forward Looking Statements:

Certain statements herein, including statements relating to future store openings and growth strategies, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, consumer spending, our ability to effectively identify and respond to changing fashion trends, our ability to compete with other retailers, our strategy and expansion plans, implementation of systems upgrades, reliance on key personnel, trade restrictions, events that may affect our vendors or their ability to finance their operations, availability of suitable new store locations and other factors which are set forth in the Company’s Annual Report on Form 10-K filed March 27, 2012, and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures:

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis for the thirteen week and thirty-nine week periods ended October 27, 2012. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with assessing its financial performance. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Contact:

Joseph Teklits / Jill Gaul

ICR, Inc

203-682-8200

jteklits@icrinc.com

rue21, inc. and subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended		Thirty-nine weeks ended
	October 27,	October 29,	October 27,	October 29,
	2012	2011	2012	2011
	(Unaudited)
	(in thousands, except per share data)
Net sales	$225,158	$194,761	$632,832	$540,406
Cost of goods sold (includes certain buying, occupancy and distribution center expenses)	140,052	123,361	388,514	334,130

Gross profit	85,106	71,400	244,318	206,276

Selling, general, and administrative expense	63,738	50,805	175,333	145,045
Depreciation and amortization expense	8,522	6,843	24,067	19,356

Income from operations	12,846	13,752	44,918	41,875

Interest (income) expense, net	(12)	16	(64)	(25)

Income before income taxes	12,858	13,736	44,982	41,900

Provision for income taxes	4,693	4,995	16,124	15,870

Net income	$8,165	$8,741	$28,858	$26,030

Basic income per common share	$0.34	$0.36	$1.18	$1.07
Diluted income per common share	$0.33	$0.35	$1.15	$1.04

Weighted average basic common shares outstanding	23,939	24,461	24,371	24,407
Weighted average diluted common shares outstanding	24,555	25,066	24,990	25,057

rue21, inc. and subsidiaries

Consolidated Balance Sheets

	October 27,	January 28,	October 29,
	2012	2012	2011
	(Unaudited)		(Unaudited)
	(in thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$7,347	$41,960	$36,071
Short term investments	37,000	30,000	—
Accounts receivable	10,634	6,675	10,961
Merchandise inventory, net	180,609	131,136	142,869
Prepaid expenses and other current assets	13,660	11,767	11,062
Deferred tax assets	6,079	5,121	6,527

Total current assets	255,329	226,659	207,490

Property and equipment, net	139,443	117,798	115,109
Other assets	3,505	3,565	3,661

Total assets	$398,277	$348,022	$326,260

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$129,410	$103,914	$104,618
Accrued expenses and other current liabilities	21,304	16,570	16,020
Accrued payroll and related taxes	9,939	12,045	10,099
Deferred rent and tenant allowances, current portion	9,945	8,652	8,630
Accrued income and franchise taxes	—	1,068	2,252

Total current liabilities	170,598	142,249	141,619

Non-current liabilities:
Deferred rent, tenant allowances and other long-term liabilities	57,850	46,965	46,212
Deferred tax liabilities	7,006	11,585	5,599

Total non-current liabilities	64,856	58,550	51,811

Commitments and Contingencies	—	—	—

Stockholders’ equity:
Preferred stock— par value $0.001 per share, 10,000 shares authorized; none issued or outstanding	—	—	—
Common stock— par value $0.001 per share; 200,000 shares authorized; 24,651, 24,476 and 24,463 shares issued; 23,811, 24,476 and 24,463 outstanding, respectively	25	24	24
Additional paid in capital	46,950	37,696	36,224
Treasury stock, 840, -0-, and -0- shares, respectively	(22,512)	—	—
Retained earnings	138,360	109,503	96,582

Total stockholder’s equity	162,823	147,223	132,830

Total liabilities and stockholders’ equity	$398,277	$348,022	$326,260

rue21, inc. and subsidiaries

Reconciliation of GAAP Earnings to Adjusted Earnings

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended October 27, 2012
	GAAP	Legal Costs (1)	As Adjusted
Income from Operations	$12,846	$2,900	$15,746
Interest (income), net	(12)		(12)

Income before income taxes	12,858		15,758
Provision for income taxes	4,693	1,059	5,752

Net income	$8,165		$10,006

Basic income per common share	$0.34		$0.42
Diluted income per common share	$0.33		$0.41

Weighted average basic common shares outstanding	23,939		23,939
Weighted average diluted common shares outstanding	24,555		24,555

	Thirty-Nine Weeks Ended October 27, 2012
	GAAP	Legal Costs (1)	As Adjusted
Income from Operations	$44,918	$2,900	$47,818
Interest (income), net	(64)		(64)

Income before income taxes	44,982		47,882
Provision for income taxes	16,124	1,059	17,183

Net income	$28,858		$30,699

Basic income per common share	$1.18		$1.26
Diluted income per common share	$1.15		$1.23

Weighted average basic common shares outstanding	24,371		24,371
Weighted average diluted common shares outstanding	24,990		24,990

[1]

Estimated adjusted basic and diluted earnings per common share represents management’s estimate of basic and diluted earnings per common share for the periods presented, before expenses associated with our legal settlement for California wage and hour litigation in October 2012. Adjusted basic and diluted earnings per common share is presented because management believes it is a useful adjunct to basic and diluted earnings per common share under accounting principles generally accepted in the United States since it is a meaningful measure of the Company’s ongoing operating performance excluding the non-recurring costs for our California wage and hour litigation costs. Adjusted basic and diluted earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to basic and diluted earnings per common share.